Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT
     This EXECUTIVE EMPLOYMENT AGREEMENT is effective as of February 12, 2004 (the “Commencement Date”), by and between NGTV, a California corporation (“Company”), and ALLAN BROWN, an individual (“Executive”). In consideration of the mutual covenants, terms and conditions hereinafter contained, and for other good and valuable consideration, the parties hereby agree as follows:
     1. Term of Employment. Company hereby employs Executive and Executive hereby accepts such employment for the period commencing on the Commencement Date and continuing in full force and effect for a period of two (2) years (the “Term”).
     2. Duties. Executive shall perform the duties and obligations of Co-Chief Executive Officer of the Company and diligently perform such duties on behalf of the Company as the Company’s Board of Directors may from time to time reasonably agree upon with Executive. Executive shall be provided with a secretary and shall devote such time as is reasonably necessary to these duties, but need not devote all of his business time and efforts to the rendition of such services. Executive shall not be required to devote any specific minimum amount of time or report or perform his duties hereunder on a fixed or periodic basis. Subject to Sections 7, 8 and 9 of this Agreement, Executive may engage or participate in such other activities as part of, and related to other employment, occupations or business ventures or enterprises as do not materially interfere or conflict with his ability to perform his duties under this Agreement. Executive shall, at all times during the Employment Term, in all material respects adhere to and obey any and all written internal rules and regulations governing the conduct of Company’s employees, as established or modified from time to time; provided, however, in the event of any conflict between the provisions of this Agreement and any such rules or regulations, the provisions of this Agreement shall control.
     3. Definitions. Unless the context otherwise requires, references to the business of the “Company” shall include any future subsidiaries or affiliates of the Company. “Programs” mean uncensored music related, entertainment based reality television programming and audio/visual recordings and other audio/visual or written materials owned or duly licensed by the Company and forming a material part of such programming, by means of broadcast television, cable television, pay per view, satellite broadcast and similar technology whether or not now in existence.
     4. Compensation.
          a. Base Salary. In consideration for Executive’s services hereunder, Company shall pay Executive a monthly base salary of Twenty Thousand Dollars ($20,000) during the Term (the “Base Salary”). Payment shall be made in accordance with Company’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated withholdings).

          b. Additional Compensation. In addition to the payment referred to above, the Company shall grant Executive, in consideration for Executive’s Services herein and all past Services, if any, rendered by Executive to Company prior to the Commencement Date, the right to purchase 2,280,607 shares of the Company’s common stock at a price per share of $.001 (the “Option”). The Option (and the shares of stock received upon exercise of the Option will vest 570,157 shares six (6) months from the Commencement Date and 95,025 shares on the first day of each succeeding calendar month thereafter for the subsequent eighteen (18) months during the Term, unless earlier terminated. The Option shall be exercisable in whole or in part at any time during its Term and may be exercised multiple times until all shares covered by the Option have been issued to Executive. The Option shall expire five (5) years from the Commencement Date.
          c. Participation in Benefits Plans. Executive shall be entitled to participate in all executive welfare and health benefit plans and other employee benefit plans, including without limitation, pension plans, established by Company from time to time for the benefit of all executives of Company. Executive shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein contained shall be construed as requiring Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.
          d. Reimbursement for Expenses. Company shall reimburse Executive for reasonable and necessary business and entertainment expenses incurred by him in connection with the performance of his duties hereunder including, without limitation, expenses for business development, business or first class travel, meals and first class accommodations and related expenditures in accordance with Company policies as amended from time to time. Executive shall submit to Company periodic statements of all expenses so incurred. Subject to such audits as Company may deem necessary, Company shall reimburse Executive the full amount of any such expenses advanced by him in the ordinary course of business. Any and all frequent flyer miles accrued by Executive for travel in connection with Executive’s employment with Company shall be used at the sole discretion of Executive.
     5. Termination of Employment.
          a. Termination for Cause. Company may terminate Executive’s employment upon the occurrence of any one or more of the following events, which events shall be deemed termination for cause:
               (i) Willful Breach. If Executive (X) willfully commits a material breach of this Agreement or (Y) a material breach of any fiduciary duties owed to Company, which is not cured to the reasonable satisfaction of a majority of the Board of

Directors (excluding Executive if he is then a member of the Board) within thirty (30) days of written notice to Executive.
               (ii) Wrongful Acts. If Executive is (X) convicted of a felony or any other serious crime, (Y) commits fraud, or (Z) is guilty of gross negligence in the operation of Company.
               (iii) Disability. If Executive is physically or mentally disabled from the performance of a material portion of his duties for a continuous period of ninety (90) days or greater, provided, however, that if Executives disability is the result of a serious health condition as defined by the federal Family and Medical Leave Act (or its California equivalent). (“FMLA”), Executive’s employment shall not be terminated during any period of FMLA qualifying leave except as permitted by the FMLA. If there should be a dispute between Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then a physician or psychiatrist designated by the Los Angeles County Medical Association. The certification of such physician or psychiatrist as to the questioned dispute shall be final and binding upon the parties.
          b. Termination Without Cause. Company may terminate Executive’s employment under this Agreement at any time without cause on thirty (30) days prior written notice upon the vote or written consent of 2/3rds of the vote of the members of the Board of Directors, excluding Executive if he is then a member of the Board.
          c. Effectiveness on Notice. Any termination under this Section 5 shall be effective upon receipt of notice by Executive of such termination or upon such other later date as may be specified by Company in the notice (“Termination Date”),
          d. Termination by Executive Without Good Reason. Executive may terminate this Agreement upon thirty (30) days advance written notice to the Company.
          e. Termination by Executive for Good Reason. Executive may terminate this Agreement at any time upon written notice to Company for “Good Reason” and shall include in the notice of termination the grounds substantiating the termination for Good Reason. For purposes of this Agreement, “Good Reason” shall mean a material breach by the Company of this Agreement or the material representations and warranties forming part of the Common Stock Purchase Agreement between the Company and Executive.
          f. Effect of Termination. Payment of Base Salary and Expense upon Termination. If the Term is terminated by the Company for cause or by Executive without good reason, all benefits provided to Executive by Company hereunder shall thereupon cease and Company shall pay or cause to be paid to Executive all accrued but unpaid compensation. In addition, Company will promptly reimburse Executive all unpaid expenses incurred prior to the Termination Date. In the event the Term is terminated by the Company without cause or by Executive for good reason, in addition to the immediate vesting in full of any unvested Options provided below, Executive shall be paid the full monthly Base Salary payment for the remainder of the original Term of this Agreement plus any extensions that have been agreed to in writing provided that the Executive elects to have the noncompete and noninterference restrictions provided in Sections 7 and 9 below run for one (1) year rather than six (6) months from the date of the termination of this Agreement.
          g. Effect of Termination Vesting of Unvested Options. In the event of a termination of Executive’s employment by the Company for cause or by Executive without Good Reason, any unvested Options shall expire immediately. In the event of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, any unvested Options (and the Shares covered by such Options) shall immediately vest in full.
     6. Confidential Information. Executive hereby acknowledges that, based on Executive’s past or current relationship with the Company, Executive has had access to and become acquainted with the Confidential Information (as defined below). Executive hereby covenants and agrees that he shall not, in any fashion, form or manner, unless previously and specifically consented to in writing by the Company, either directly or indirectly use, divulge, transmit or otherwise disclose or cause to be used, divulged, transmitted or otherwise disclosed to any person, firm, partnership, corporation or other entity now existing or hereafter created, in any manner whatsoever (other than as required by law), any Confidential Information of any kind, nature or description. Executive hereby further acknowledges and agrees that the sale or unauthorized use, transmission or other disclosure of any of the Confidential Information which is in his possession constitutes unfair competition and Executive covenants and agrees that he shall not engage in any unfair competition with the Company (collectively, the “Confidentiality Covenants”). The foregoing provisions shall not be construed to prevent Executive from making use of or disclosing information that (1) is or becomes, at the time of disclosure, in the public domain; (2) is known to Executive prior to being disclosed by Company to Executive; (3) Executive learns from sources other than the Company from a person or entity under no duty known to Executive to keep such information confidential; and (4) is required by law to be disclosed. The foregoing provisions shall also not be construed as preventing Executive from reasonable and bona fide efforts to promote the Company and otherwise provide the services hereunder for the benefit of the Company.
     7. Covenant Not to Compete. Executive hereby covenants and agrees that during the Term and for a period of one (1) year from the expiration or termination of the Term (six [6] months in the event this Agreement is terminated by the Company without cause or by Executive for Good Reason), Executive will not directly or indirectly, whether with or through any person, firm, partnership, corporation or other entity or venture now existing or hereafter created, engage in, acquire an interest in (whether as an employee, Executive, agent, proprietor, principal, partner, major stockholder, corporate officer, director or otherwise), nor participate in the financing, operation, management or control of any business which is not owned by or affiliated with the Company and which is substantially engaged in the development, production or distribution of television programming which is the same or substantially the same as the Programs (“a Competitor”).
     8. Covenant Not to Solicit. Executive hereby covenants and agrees that during the Term and for a period of two (2) years from the expiration or termination of the Term, Executive shall not, either directly or indirectly, whether with or through any person, firm, partnership, corporation or other entity or venture now existing or hereafter created, solicit or employ, or attempt to solicit or employ, any person who is or has been within the preceding twelve (12) months an officer, director, partner, manager, agent employee or Executive of the Company in a manner which would interfere with their services provided to the Company (the “Nonsolicitation Covenant”). Nothing in this section shall apply to any business dealings with Richard Abramson, Gene Simmons, Marvin Igelman, Andy DeFrancesco and/or Standard Securities Capital Corporation and its affiliates.
     9. Covenant Not to Interfere. Executive hereby covenants and agrees that during the Term and for a period of one (1) year from the expiration or termination of the Term (six [6] months in the event this Agreement is terminated by the Company without cause or by Executive for Good Reason), Executive shall not solicit the business of any person, firm or business entity which is or has been a customer, client, contractor, joint venturer, supplier or vendor of the Company if, either directly or indirectly, whether with or through any person, firm, partnership, corporation or other entity now existing or hereafter created, the solicitation is done: (i) on behalf of, directly or indirectly, any Competitor of the Company; or (ii) for the purpose of or with the reasonably foreseeable effect of harming or adversely affecting the business or operations of the Company (the “Noninterference Covenant”). Nothing in this section shall apply to any business dealings with Richard Abramson, Gene Simmons, Marvin Igelman, Andy DeFrancesco and/or Standard Securities Capital Corporation and its affiliates.
     10. Return of Company Documents. Executive agrees that, at the time of termination of the Term for any reason, Executive will deliver to Company (and will not keep, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information or property belonging to Company, its successors or assigns. Executive further agrees that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
     11. Remedies. If there is a breach or threatened breach of the provisions of Sections 7, 8 or 9 of this Agreement, Company shall be entitled to seek an injunction to restrain Executive from such breach. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies for such breach or threatened breach. Executive agrees that the restrictions in this Agreement are reasonable and necessary to protect the goodwill of Company. If any of the covenants set forth therein are deemed to be invalid or unenforceable based upon the duration or otherwise, the parties contemplate that such provision shall be modified to make them enforceable to the fullest extent permitted by law.
     12. Indemnification. The Company shall indemnify, defend and hold harmless Executive against any and all claims or other liabilities (including reasonable attorneys’ fees) arising out of the performance of the services by Executive pursuant to the term of this Agreement, provided that such claims or other liabilities are not determined by a court of competent authority to have resulted from gross negligence, intentional misconduct, a knowing violation of law or conduct that Executive did not believe was in the best interests of the Company. Company shall retain counsel (subject to Executive’s approval as to choice of counsel, not to be unreasonably withheld), to defend against any claim covered by this paragraph. Executive shall give prompt written notice to Company of any claim subject to indemnification and shall cooperate fully with the Company’s defense of such claim. Executive will not settle, compromise or consent to the entry of judgment against him in any pending or threatened claim without the Company’s consent (which shall not be unreasonably withheld), unless such settlement compromise or release includes an unconditional general release of the Company from all liability arising out of such claim action proceeding or investigation. In the event the Company shall bear the cost of defense and/or payment of any claim purported to be covered by this paragraph and it is determined that such claim is not covered by this paragraph, Executive shall promptly (within ten (10) days of notice and presentment of its invoice) reimburse Company for the cost of such defense and/or payment.
     13. Directors and Officers’ Insurance. The Company shall use commercial best efforts to provide at its expense Directors and Officers’ Insurance, in amounts, with coverages and with companies reasonably acceptable to Executive. The Company shall use commercial best efforts to obtain at its expense liability insurance, including but not limited to, coverage for advertising injury with a face amount, net of deductibles of at least five million dollars ($5,000,000) from a Company reasonably acceptable to Executive, shall name Executive as an additional insured under such policy and provide Executive with a certificate of insurance evidencing same.
14. Miscellaneous.
          a. Assignment. The rights and obligations under this Agreement may not be assigned or otherwise delegated by Executive or the Company.
          b. Services Unique. It is understood and agreed that Executive’s Services and the rights and privileges granted to Company, are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value. Since any breach of this Agreement by Executive may cause Company irreparable damage, Company shall be entitled as a matter of right and without notice to Executive to seek equitable relief by way of injunction or otherwise in the event of any material violation of the provisions of this Agreement, it being understood that exercise of such right shall not constitute a waiver of any other or additional rights at law or pursuant to the terms of this Agreement which Company may have against Executive as a result of such breach.
          c. Successors and Assigns. This Agreement shall bind and inure to the benefit of the Company and its respective successors and assigns.
          d. Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by internationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to the Company:	NGTV
6310 San Vicente Boulevard, Suite 500,
Los Angeles, California 90048
Attention: Jay Vir

with a copy to:	Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Attention: Addison Adams, Esq.
Facsimile: (310) 208-1154

if to Executive:	Allan Brown
1121 El Retiro Way
Beverly Hills, California 90212

with a copy to:	Bailey & Associates
201 S. Lake Ave. #806
Pasadena, CA 91101
Attention: Bruce R. Bailey
Facsimile: (626) 568-3819
or to such other address as the party to whom notice is to be given may have furnished to the other parties to this Agreement in writing in accordance with the provisions of this Section. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of internationally-recognized overnight courier, on the next business day after the date when sent and (iii) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.
          e. Amendments. This Agreement may not be modified or amended, or any of the provisions of this Agreement waived, except by written agreement of the Company and Executive.
          f. Governing Law; Waiver of Jury Trial. All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of California without giving effect to any choice or conflict of law provision or rule (whether in the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. In furtherance of the foregoing, the internal law of the State of California will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.
     BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED HERETO.
          g. Indemnification. The Company shall indemnify, defend and hold harmless Executive against any and all claims or other liabilities (including reasonable attorneys’ fees) arising out of the performance of the services by Executive pursuant to the term of this Agreement, provided that such claims or other liabilities are not determined by a court of competent authority to have resulted from gross negligence, intentional misconduct, a knowing violation of law or conduct that Executive did not believe was in the best interests of the Company. Company shall retain counsel (subject to Executive’s approval as to choice of counsel, not to be unreasonably withheld), to defend against any claim covered by this paragraph. Executive shall give prompt written notice to Company of any claim subject to indemnification and shall cooperate fully with the Company’s defense of such claim. Executive will not settle, compromise or consent to the entry of judgment against him in any pending or threatened claim without the Company’s consent (which shall not be unreasonably withheld), unless such settlement compromise or release includes an unconditional general release of the Company from all liability arising out of such claim action proceeding or investigation. In the event the Company shall bear the cost of defense and/or payment of any claim purported to be covered by this paragraph and it is determined that such claim is not covered by this paragraph, Executive shall promptly (within ten (10) days of notice and presentment of its invoice) reimburse Company for the cost of such defense and/or payment.
          h. Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement or the other Financing Documents must be brought in the courts of the State of California or the United States of America located in the City of Los Angeles, California and, by execution and delivery of this Agreement, the parties hereby accept for themselves and in respect to their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waives, in connection with any such action or proceeding, any objection, including, without limitation, any objection to the venue or based on the grounds of forum non-conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. The parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address as set forth herein.
          i. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
          j. Independence of Agreements, Covenants, Representations and Warranties. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.
          k. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart of this Agreement shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. Facsimile counterpart signatures to this Agreement shall be acceptable and binding in the same manner as an original thereof.
          l. Headings. Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          m. Expenses. Each of the parties shall pay their respective fees and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Agreement. Company will be under no obligation to make any additional payments to Executive as a performer or to pay any commissions or fees to any third party on account of this Agreement.
          n. Preparation of Agreement. Each party to this Agreement acknowledges that: (i) the party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion. Each party further acknowledges that such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was he or it under any belief or understanding that such legal counsel was representing his or its interests. Each party agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.
          o. Entire Agreement. This Agreement and the Stock Purchase Agreement and the other writings and agreements referred to in this Agreement or delivered pursuant to this Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.
          p. Withholding. Company may withhold from any salary, bonuses, or other benefits payable to Executive all federal, state, local, and other taxes and other amounts as permitted or required by law, rule, or regulation.
     IN WITNESS WHEREOF this Employment Agreement is executed as of the day and year first above written.

“Executive”	“Company”
NGTV

/s/Allan Brown	By: /s/ Janak Vibhakar

Name: Janak Vibhakar
Allan Brown	Title: President